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                                                                    Exhibit 99.1


   E-Sync Networks and Charles River Consultants Sign Definitive Transaction
                   Agreements for Formation of Joint Venture
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[LOGO] E-SYNC networks, inc.                                          [LOGO] CRC

                         E-Sync Networks: Neil Frieser
                                  203-601-3250
                                CRC: Ezra Altman
                                  212-906-1005

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   E-Sync Networks and Charles River Consultants Sign Definitive Transaction
                   Agreements for Formation of Joint Venture

TRUMBULL, CT and NEW YORK, NY, August 6, 2001 - E-Sync Networks, Inc. (NASDAQ:
ESNI; www.esyncnetworks.com) and Charles River Consultants (CRC, Inc.; www.crc.net), today announced that they had executed definitive agreements to create a new joint venture entity that will expand the menu of services and capabilities available to both E-Sync's and CRC's customers. The definitive agreements call for E-Sync to contribute its business and substantially all of its assets to the newly formed joint venture entity at the closing, and for CRC to simultaneously contribute business and assets substantially equal in projected revenues to the newly formed entity. It is anticipated that the joint venture would commence operations with approximately $16 million in annualized revenues on a pro forma basis, and would initially be 51% owned by E-Sync. Closing is subject to financing, approval by E-Sync's stockholders and other conditions, and is expected to occur in the fourth quarter of 2001. Certain holders of E-Sync's capital stock, who collectively hold a majority of E-Sync's securities that will be entitled to vote on the matter, have entered into voting agreements with CRC to vote in favor of the transaction and reject any competing transaction, and have granted CRC their irrevocable proxy to vote all of their shares consistent with those agreements.

As part of the transaction, CRC has also entered into a loan agreement with E-Sync providing a $2 million loan commitment, of which $1.5 million will be available at the closing. The loan is secured by the assets of E-Sync. As further consideration for the loan, E-Sync will issue a warrant to CRC to purchase up to 10% of E-Sync's capital stock on a fully diluted basis, determined as of the close of business on the closing date. The exercise price for the warrants will be at a discount to market.

As part of the transaction, CRC will have an option to purchase up to an additional 17% interest in the joint venture subsidiary. CRC may not exercise this option for 18 months, unless E-Sync has defaulted under the terms of the loan, or has undergone a change of control or bankruptcy. This option will be exercisable for five years from the closing of the transaction, or if later, until two years after the loan is repaid in full.

"This agreement brings together two well established technology companies that provide highly complementary service offerings," said Michael A. Clark, President and COO of E-Sync. "We believe that customers of both companies can greatly benefit from this linkage. We are also thrilled that our stockholders will have an opportunity to participate in the future growth of the combined business."

"With their combined resources" commented Josh Wurzburger, founder and Chief Executive Officer of CRC, "our joint venture will be able to provide CRC's and E-Sync's customers with superior integrated end-to-end solutions on a very competitive basis. This is truly a win-win opportunity for everyone involved." Wurzburger added, "Together, we expect that the joint venture will offer our collective customers significant value-added benefits."

   E-Sync Networks and Charles River Consultants Sign Definitive Transaction
                   Agreements for Formation of Joint Venture
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About E-Sync Networks, Inc.

Headquartered in Trumbull, CT with offices in New York and the U.K., E-Sync Networks, Inc. (NASDAQ: ESNI) provides an array of e-business infrastructure products and services, including: B2B integration solutions; IT infrastructure and network design and implementation; reliable, high-quality messaging; and, secure, high-performance hosting. E-Sync Networks has an extensive corporate client base, including Briggs & Stratton, Discover Financial Services, Ford(TM), IVANS, Johnson & Johnson, Pepsi(TM), Perkin Elmer, Purdue Pharma, Ralston Purina and Travelers Insurance. The company's largest stockholder is New York-based venture fund Commercial Electronics Capital Partnership, LP (CECAP). CECAP (www.cellc.com) is a partner of TRW, Inc. (NYSE: TRW) established solely to create independent businesses founded on TRW technologies in markets outside of TRW's strategic interests. More information can be found on the Internet at www.esyncnetworks.com.

About CRC

Charles River Consultants (www.crc.net), established in 1978, provides system management and integration services, technical help desk, application development and integration, and high definition media services to its Fortune 50 clientele in the financial services, communications and entertainment industries. CRC has 185 employees in its professional services and infrastructure outsourcing practice in New York City as well as a help desk facility in St. John's, Newfoundland, and a development center in Bangalore, India.

                                     # # #

Certain of the above statements contained in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Actual results, events, and circumstances (including future performance, results, and trends) could differ materially from those set forth in such statements due to various factors, risks, and uncertainties, including, but not limited to, risks associated with the Company's future growth and operating results, the uncertainty of market acceptance of the Company's products, technological change, competitive factors, and general economic conditions. Except as otherwise required to be disclosed in periodic reports required to be filed by companies registered under the Exchange Act by rules of the Securities and Exchange Commission, the Company has no duty and undertakes no obligation to update such statements.